Exhibit 4.6

Execution Version

THIS WARRANT, AND THE SECURITIES ISSUABLE UPON THE EXERCISE OF THIS WARRANT, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL (WHICH MAY BE COMPANY COUNSEL) REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT, OR ANY APPLICABLE STATE SECURITIES LAWS.

WARRANT AGREEMENT

To Purchase Shares of Common Stock of

Tricida, Inc.

Dated as of February 28, 2018 (the “Effective Date”)

WHEREAS, Tricida, Inc., a Delaware corporation, has entered into a Loan and Security Agreement of even date herewith (the “Loan Agreement”) with Hercules Capital, Inc., a Maryland corporation, in its capacity as administrative and collateral agent, Hercules Technology III, L.P., a Delaware limited partnership (the “Warrantholder”) and the other lender parties thereto;

WHEREAS, the Company (as defined below) desires to grant to the Warrantholder, in consideration for, among other things, the financial accommodations provided for in the Loan Agreement, the right to purchase shares of Common Stock (as defined below) pursuant to this Warrant Agreement (the “Agreement”);

NOW, THEREFORE, in consideration of the Warrantholder executing and delivering the Loan Agreement and providing the financial accommodations contemplated therein, and in consideration of the mutual covenants and agreements contained herein, the Company and the Warrantholder agree as follows:

SECTION 1. GRANT OF THE RIGHT TO PURCHASE COMMON STOCK.

For value received, the Company hereby grants to the Warrantholder, and the Warrantholder is entitled, upon the terms and subject to the conditions hereinafter set forth, to subscribe for and purchase, from the Company, an aggregate number of fully paid and non-assessable shares of Common Stock equal to the quotient derived by dividing (a) the Warrant Coverage (as defined below) by (b) the Exercise Price (as defined below). The Exercise Price of such shares are subject to adjustment as provided in Section 8. As used herein, the following terms shall have the following meanings:

“Act” means the Securities Act of 1933, as amended.

“Charter” means the Company’s Certificate of Incorporation, as may be amended from time to time.

“Common Stock” means the Company’s common stock, $0.001 par value per share.

“Company” means Tricida, Inc., a Delaware corporation.

“Exercise Price” means the lesser of (a) if the Company achieves the IPO Milestone, the initial price to the public per share of Common Stock specified in the final prospectus filed with the SEC with respect to the Company’s Initial Public Offering, or (b) the Series D Conversion Price.

“Initial Public Offering” means the initial underwritten public offering of the Common Stock pursuant to a registration statement under the Act, which registration statement has been declared effective by the Securities and Exchange Commission (“SEC”).

“IPO Milestone” means receipt by the Company, prior to December 15, 2018, of at least One Hundred Million Dollars ($100,000,000.00) in aggregate proceeds (net of underwriting discounts and commissions) from an Initial Public Offering.

Execution Version

“Merger Event” means any sale, lease, exclusive license or other transfer of all or substantially all assets of the Company or any merger or consolidation involving the Company in which the Company is not the surviving entity, or in which the outstanding shares of the Company’s capital stock are otherwise converted into or exchanged for shares of common stock, preferred stock, other securities or property of another entity; other than any such consolidation, merger or reorganization in which the shares of capital stock of the Company immediately prior to such consolidation, merger or reorganization, continue to represent a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization (provided that, all shares of Common Stock issuable upon exercise of options or warrants outstanding immediately prior to such consolidation or merger or upon conversion of convertible securities outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of capital stock are converted or exchanged).

“Preferred Stock” means the Company’s Series D preferred stock, $0.001 par value per share, as presently constituted, and, to the extent provided in Section 8(b), any other stock into or for which such Preferred Stock may be converted or exchanged.

“Purchase Price” means, with respect to any exercise of this Agreement, an amount equal to the Exercise Price as of the relevant time multiplied by the number of shares of Common Stock requested to be exercised under this Agreement pursuant to such exercise.

“Series D Conversion Price” has the meaning set forth in the Charter.

“Warrant Coverage” means Two Hundred Thousand Dollars ($200,000.00), plus, in the event all or part of Tranche 2, Tranche 3, Tranche 4 and/or Tranche 5 (as defined in the Loan Agreement) are advanced pursuant to the Loan Agreement, 0.80% of such amount(s) advanced under Tranche 2, Tranche 3, Tranche 4 and/or Tranche 5, as applicable.

SECTION 2. TERM OF THE AGREEMENT.

Except as otherwise provided for herein, the term of this Agreement and the right to purchase Common Stock as granted herein (the “Warrant”) shall commence on the Effective Date and shall be exercisable for a period ending upon the earliest to occur of (i) seven (7) years from the Effective Date; (ii) one (1) year after the Initial Public Offering; and (iii) immediately prior to the closing of a Merger Event (the “Exercise Period”).

SECTION 3. EXERCISE OF THE PURCHASE RIGHTS.

(a) Exercise. The purchase rights set forth in this Agreement are exercisable by the Warrantholder, in whole or in part, at any time, or from time to time, prior to the expiration of the Exercise Period, by tendering to the Company at its principal office a notice of exercise in the form attached hereto as Exhibit I (the “Notice of Exercise”), duly completed and executed. Promptly upon receipt of the Notice of Exercise and the payment of the Purchase Price in accordance with the terms set forth below, and in no event later than five (5) days thereafter, the Company shall issue to the Warrantholder a certificate for the number of shares of Common Stock purchased and shall execute the acknowledgment of exercise in the form attached hereto as Exhibit II (the “Acknowledgment of Exercise”) indicating the number of shares which remain subject to future purchases under this Warrant, if any.

The Purchase Price may be paid at the Warrantholder’s election either (i) by cash or check, or (ii) by surrender of all or a portion of the Warrant for shares of Common Stock to be exercised under this Agreement and, if applicable, an amended Agreement representing the remaining number of shares purchasable hereunder, as determined below (“Net Issuance”). If the Warrantholder elects the Net Issuance method, the Company will issue shares of Common Stock in accordance with the following formula:

X = Y(A-B) A

Where:	X =	the number of shares of Common Stock to be issued to the Warrantholder.

	Y =	the number of shares of Common Stock requested to be purchased under this Agreement.

	A =	the fair market value of one (1) share of Common Stock at the time of issuance of such shares of Common Stock.

	B =	the Exercise Price.

Execution Version

For purposes of the above calculation, current fair market value of Common Stock shall mean with respect to each share of Common Stock:

(i) if the exercise is in connection with an Initial Public Offering, and if the Company’s Registration Statement relating to such Initial Public Offering has been declared effective by the SEC, then the fair market value per share shall be the initial “Price to Public” of the Common Stock specified in the final prospectus with respect to the offering;

(ii) if the exercise is after, and not in connection with an Initial Public Offering, and:

(A) if the Common Stock is traded on a securities exchange, the fair market value shall be deemed to be the average of the closing prices over a five (5) trading day period ending three (3) days before the day the current fair market value of the securities is being determined; or

(B) if the Common Stock is traded over-the-counter, the fair market value shall be deemed to be the average of the closing bid and asked price quoted on the NASDAQ system (or similar system) over the five (5) trading day period ended three (3) days before the day the current fair market value of the securities is being determined;

(iii) if at any time the Common Stock is not listed on any securities exchange or quoted in the NASDAQ National Market or the over-the-counter market, the current fair market value of Common Stock shall be the highest price per share which the Company could reasonably expect to obtain from a willing buyer (not a current employee or director) for shares of Common Stock sold by the Company, from authorized but unissued shares, as determined in good faith by its Board of Directors (provided that if the Company is then in possession of a recent valuation of the Company’s Common Stock, the Board of Directors may rely on such valuation), unless the Notice of Exercise is delivered in connection with a Merger Event, in which case the fair market value of Common Stock shall be deemed to be the per share value received by the holders of the Company’s Common Stock on a common equivalent basis pursuant to such Merger Event.

Upon partial exercise by either cash or Net Issuance, the Company shall promptly issue an amended Agreement representing the remaining number of shares purchasable hereunder. All other terms and conditions of such amended Agreement shall be identical to those contained herein, including, but not limited to the Effective Date hereof and Exercise Period.

(b) Exercise Prior to Expiration. To the extent this Agreement is not previously exercised as to all shares of Common Stock subject hereto, and if the fair market value of one share of the Common Stock is greater than the Exercise Price then in effect, this Agreement shall be deemed automatically exercised pursuant to Section 3(a) (even if not surrendered) as of the last day of the Exercise Period. For purposes of such automatic exercise, the fair market value of one share of the Common Stock upon such expiration shall be determined pursuant to Section 3(a). To the extent this Agreement or any portion thereof is deemed automatically exercised pursuant to this Section 3(b), the Company agrees to promptly notify the Warrantholder of the number of shares of Common Stock, if any, the Warrantholder is to receive by reason of such automatic exercise.

Execution Version

SECTION 4. RESERVATION OF SHARES.

During the term of this Agreement, the Company will at all times have authorized and reserved a sufficient number of shares of its Common Stock to provide for the exercise of the rights to purchase Common Stock as provided for herein.

SECTION 5. NO FRACTIONAL SHARES OR SCRIP.

No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Agreement, but in lieu of such fractional shares, the Company shall make a cash payment therefor equal to such fraction multiplied by the then fair market value of one share of Common Stock.

SECTION 6. NO RIGHTS AS STOCKHOLDER.

This Agreement does not entitle the Warrantholder to any voting rights or other rights as a stockholder of the Company prior to the exercise of this Agreement.

SECTION 7. WARRANTHOLDER REGISTRY.

The Company shall maintain a registry showing the name and address of the registered holder of this Agreement. The Warrantholder’s initial address, for purposes of such registry, is set forth below the Warrantholder’s signature on this Agreement. The Warrantholder may change such address by giving written notice of such changed address to the Company.

SECTION 8. ADJUSTMENT RIGHTS.

The Exercise Price and the number of shares of Common Stock purchasable hereunder are subject to adjustment, as follows:

(a) Merger Event. If at any time there shall be a Merger Event, then, as a part of such Merger Event, lawful provision shall be made so that the Warrantholder shall be entitled to receive, concurrently with the closing of such Merger Event, the number of shares of Common Stock or other securities or property, if any, (collectively, “Reference Property”) that the Warrantholder would have received in connection with such Merger Event if Warrantholder had exercised this Agreement immediately prior to the Merger Event pursuant to the Net Issuance provisions of this Warrant Agreement without actually exercising such right.

(b) Reclassification of Shares. Except for Merger Events subject to Section 8(a), if the Company at any time shall, by combination, reclassification, exchange or subdivision of securities or otherwise, change any of the securities as to which purchase rights under this Agreement exist into the same or a different number of securities of any other class or classes, this Agreement shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under this Agreement immediately prior to such combination, reclassification, exchange, subdivision or other change. The provisions of this Section 8(b) shall similarly apply to any successive combination, reclassification, exchange, subdivision or other change.

(c) Subdivision or Combination of Shares. If the Company at any time shall combine or subdivide its Common Stock, (i) in the case of a subdivision, the Exercise Price shall be proportionately decreased and the number of shares of Common Stock issuable hereunder shall be proportionately increased, or (ii) in the case of a combination, the Exercise Price shall be proportionately increased and the number of shares of Common Stock issuable hereunder shall be proportionately decreased.

(d) Dividends. If the Company at any time prior to the Initial Public Offering and while this Agreement is outstanding and unexpired shall:

Execution Version

(i) pay a dividend with respect to the Common Stock payable in Common Stock, then the Exercise Price shall be adjusted, from and after the date of determination of the stockholders entitled to receive such dividend or distribution, to that price determined by multiplying the Exercise Price in effect immediately prior to such date of determination by a fraction (A) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution, and (B) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend or distribution; or

(ii) make any other dividend or distribution with respect to Common Stock, except any dividend or distribution specifically provided for in any other clause of this Section 8, then, in each such case, provision shall be made by the Company such that the Warrantholder shall receive upon exercise or conversion of this Warrant a proportionate share of any such dividend or distribution as though it were the holder of the Common Stock as of the record date fixed for the determination of the stockholders of the Company entitled to receive such dividend or distribution.

(e) [Intentionally omitted].

(f) Notice of Adjustments. If prior to Initial Public Offering: (i) the Company shall declare any dividend or distribution upon its stock, whether in stock, cash, property or other securities; (ii) there shall be any Merger Event; or (iii) there shall be any voluntary dissolution, liquidation or winding up of the Company; then, in connection with each such event, the Company shall send to the Warrantholder: (A) at least fifteen (15) days’ prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution, subscription rights (specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of such Merger Event, dissolution, liquidation or winding up; and (B) in the case of any such Merger Event, dissolution, liquidation or winding up, at least fifteen (15) days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such Merger Event, dissolution, liquidation or winding up).

Each such written notice shall be given in accordance with Section 12(g) below and shall set forth, in reasonable detail, (i) the event requiring the notice, and (ii) if any adjustment is required to be made pursuant to this Section 8, (A) the amount of such adjustment, (B) the method by which such adjustment was calculated, (C) the adjusted Exercise Price (if the Exercise Price has been adjusted), and (D) the number of shares subject to purchase hereunder after giving effect to such adjustment.

(g) Timely Notice. Notwithstanding the failure to timely provide any such notice required by Section 8(f) above, the Warrantholder shall retain the benefit of the applicable notice period notwithstanding anything to the contrary contained in any insufficient notice received by the Warrantholder.

SECTION 9. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY.

(a) Reservation of Common Stock. The Common Stock issuable upon exercise of this Agreement has been duly and validly reserved and, when issued in accordance with the provisions of this Agreement, will be validly issued, fully paid and non-assessable, and will be free of any taxes, liens, charges or encumbrances created by the Company; provided, that the Common Stock issuable pursuant to this Agreement may be subject to restrictions on transfer under state and/or federal securities laws. The Company has made available to the Warrantholder true, correct and complete copies of its Charter and current bylaws as of the Effective Date. The issuance of certificates for shares of Common Stock upon exercise of this Agreement shall be made without charge to the Warrantholder for any issuance tax in respect thereof, or other cost incurred by the Company in connection with such exercise and the related issuance of shares of Common Stock; provided, that the Company shall not be required to pay any tax which may be payable in respect of any transfer and the issuance and delivery of any certificate in a name other than that of the Warrantholder.

Execution Version

(b) Due Authority. The execution and delivery by the Company of this Agreement and the performance of all obligations of the Company hereunder, including the issuance to the Warrantholder of the right to acquire the shares of Common Stock, have been duly authorized by all necessary corporate action on the part of the Company. This Agreement: (i) does not violate the Charter or the Company’s current bylaws; (ii) does not contravene any law or governmental rule, regulation or order applicable to the Company; and (iii) does not contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument to which the Company is a party or by which it is bound. This Agreement constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and (b) as limited by general principles of equity that restrict the availability of equitable remedies.

(c) Consents and Approvals. No consent or approval of, giving of notice to, registration with, or taking of any other action in respect of any state, federal or other governmental authority or agency is required with respect to the execution, delivery and performance by the Company of its obligations under this Agreement, except for the filing of notices pursuant to Regulation D under the Act and any filing required by applicable state securities law, which filings will be effective by the time required thereby.

(d) Issued Securities. All issued and outstanding shares of Common Stock, preferred stock or any other securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. All outstanding shares of Common Stock, preferred stock and any other securities were issued in full compliance with all federal and state securities laws. In addition, as of the date immediately preceding the date of this Agreement:

(i) The authorized capital of the Company consists of (A) 134,000,000 shares of Common Stock, of which 9,152,544 shares are issued and outstanding; (B) 11,398,694 shares of Series A preferred stock, $0.001 par value per share, of which 11,302,758 shares are issued and outstanding and are convertible into an aggregate of 11,302,758 shares of Common Stock at $0.886 per share; (C) 32,526,878 shares of Series B preferred stock, $0.001 par value per share, of which 32,526,878 shares are issued and outstanding and are convertible into an aggregate of 32,526,878 shares of Common Stock at $0.93 per share; (D) 35,806,451 shares of Series C preferred stock, $0.001 par value per share, of which 35,806,451 shares are issued and outstanding and are convertible into an aggregate of 35,806,451 shares of Common Stock at $1.55 per share; and (E) 24,500,000 shares of Series D preferred stock, $0.001 par value per share, of which 24,493,615 shares are issued and outstanding and are convertible into an aggregate of 24,493,615 shares of Common Stock at $2.35 per share.

(ii) The Company issued a warrant dated August 9, 2013 exercisable for 95,936 shares of Series A preferred stock.

(iii) The Company has reserved 18,040,000 shares of Common Stock for issuance under its stock option plan(s), under which options to purchase 14,115,728 shares of Common Stock are outstanding. Except as noted in clause (i) above, there are no other options, warrants, or other rights presently outstanding to purchase or otherwise acquire any authorized but unissued shares of the Company’s capital stock of the Company.

(iv) No stockholder of the Company has preemptive rights to purchase new issuances of the Company’s capital stock, other than pursuant to the Investor Rights Agreement (as defined below) and the Loan Agreement.

(e) Registration Rights. The Company agrees that the shares of Common Stock issued upon exercise of this Warrant shall have the “Piggyback” and S-3 registration rights pursuant to and as set forth in the Company’s Amended and Restated Investor Rights Agreement, dated November 7, 2017, as amended from time to time (the “Investor Rights Agreement”) on a pari passu basis with the holders of outstanding shares of Preferred Stock who are parties thereto. The provisions set forth in the Company’s Investor Rights Agreement or similar agreement relating to such registration rights in effect as of the Effective Date may not be amended, modified or waived without the prior written consent of the

Execution Version

Warrantholder unless such amendment, modification or waiver affects the rights associated with the shares of Common Stock issued and issuable upon exercise hereof in the same manner as such amendment, modification or waiver affects the rights associated with the shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock whose holders are parties thereto.

(f) Other Commitments to Register Securities. Except as set forth in this Agreement or the Investor Rights Agreement, the Company is not, pursuant to the terms of any other agreement currently in existence, under any obligation to register under the Act any of its presently outstanding securities or any of its securities which may hereafter be issued.

(g) Exempt Transaction. Subject to the accuracy of the Warrantholder’s representations in Section 10, the issuance of the Common Stock upon exercise of this Agreement will constitute a transaction exempt from (i) the registration requirements of Section 5 of the Act, in reliance upon Section 4(2) thereof, and (ii) the qualification requirements of the applicable state securities laws.

(h) Compliance with Rule 144. If the Warrantholder proposes to sell Common Stock issuable upon the exercise of this Agreement in compliance with Rule 144 promulgated by the SEC, then, upon the Warrantholder’s written request to the Company, the Company shall furnish to the Warrantholder, within ten days after receipt of such request, a written statement confirming the status of the Company’s compliance with the filing requirements of the SEC as set forth in such Rule, as such Rule may be amended from time to time.

(i) Information Rights. During the term of this Warrant, and only if the Initial Public Offering has not occurred, the Warrantholder will receive the Company’s audited financial statements in the manner and within the time period provided for with respect to the Major Investors (as defined in the Investor Rights Agreement) pursuant to Section 3.1(b) of the Investor Rights Agreement; provided, however, that any waiver of such information rights by the Major Investors pursuant to the Investor Rights Agreement shall not act as a waiver of the Warrantholder’s information rights provided for under this Section 9(i).

SECTION 10. REPRESENTATIONS AND COVENANTS OF THE WARRANTHOLDER.

This Agreement has been entered into by the Company in reliance upon the following representations and covenants of the Warrantholder:

(a) Investment Purpose. The right to acquire Common Stock is being acquired for investment and not with a view to the sale or distribution of any part thereof, and the Warrantholder has no present intention of selling or engaging in any public distribution of such rights or the Common Stock except pursuant to an effective registration statement or an exemption from the registration requirements of the Act.

(b) Private Issue. The Warrantholder understands (i) that the Common Stock issuable upon exercise of this Agreement is not registered under the Act or qualified under applicable state securities laws on the ground that the issuance contemplated by this Agreement will be exempt from the registration and qualifications requirements thereof, and (ii) that the Company’s reliance on such exemption is predicated on the representations set forth in this Section 10.

(c) Financial Risk. The Warrantholder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment, and has the ability to bear the economic risks of its investment.

(d) Risk of No Registration. The Warrantholder understands that if the Company does not register with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934 (the “1934 Act”), or file reports pursuant to Section 15(d) of the 1934 Act, or if a registration statement covering the securities under the Act is not in effect when it desires to sell (i) the rights to purchase Common Stock pursuant to this Agreement or (ii) the Common Stock issuable upon exercise of the right to purchase, it may be required to hold such securities for an indefinite period. The Warrantholder also understands that any sale of (A) its rights hereunder to purchase Common Stock or (B) Common Stock issued or issuable hereunder which might be made by it in reliance upon Rule 144 under the Act may be made only in accordance with the terms and conditions of that Rule.

Execution Version

(e) Accredited Investor. The Warrantholder is an “accredited investor” within the meaning of the Securities and Exchange Rule 501 of Regulation D, as presently in effect.

(f) For purposes of the rights contemplated by Section 9(e) of this Agreement, upon exercise of the Warrant, the Warrantholder hereby agrees to be bound by and subject to the terms and provisions of the Investor Rights Agreement as if the Warrantholder was an “Investor” (as defined in the Investor Rights Agreement) party thereto.

(g) Upon exercise of the Warrant, the Warrantholder hereby agrees to be bound by and subject to the terms and provisions of Section 1.8, Section 2 and Section 3 of the Company’s Amended and Restated Voting Agreement, dated November 7, 2017, as amended from time to time (the “Voting Agreement”), as if the Warrantholder were a “Stockholder” (as defined in the Voting Agreement) party thereto.

SECTION 11. TRANSFERS.

Subject to compliance with applicable federal and state securities laws, this Agreement and all rights hereunder are transferable, in whole or in part, without charge to the holder hereof (except for transfer taxes) upon surrender of this Agreement properly endorsed; provided, however, that if there is not then any ongoing Event of Default (as defined in the Loan Agreement), then such transfer shall be subject to the prior written consent of the Company; provided further, that notwithstanding the foregoing, any such transfer to an Affiliate (as defined in the Loan Agreement) of the Warrantholder shall be allowed at any time without the prior written consent of the Company. Each taker and holder of this Agreement, by taking or holding the same, consents and agrees that this Agreement, when endorsed in blank, shall be deemed negotiable, and that the holder hereof, when this Agreement shall have been so endorsed and its transfer recorded on the Company’s books, shall be treated by the Company and all other persons dealing with this Agreement as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented by this Agreement. The transfer of this Agreement shall be recorded on the books of the Company upon receipt by the Company of a notice of transfer in the form attached hereto as Exhibit III (the “Transfer Notice”), at its principal offices and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer. Until the Company receives such Transfer Notice, the Company may treat the registered owner hereof as the owner for all purposes. The Warrantholder may not transfer this Warrant to a competitor of the Company, as reasonably determined by the Board of Directors.

SECTION 12. MISCELLANEOUS.

(a) Effective Date. The provisions of this Agreement shall be construed and shall be given effect in all respects as if it had been executed and delivered by the Company on the date hereof. This Agreement shall be binding upon any successors or assigns of the Company.

(b) Remedies. In the event of any default hereunder, the non-defaulting party may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including but not limited to an action for damages as a result of any such default, and/or an action for specific performance for any default where the Warrantholder will not have an adequate remedy at law and where damages will not be readily ascertainable. The Company expressly agrees that it shall not oppose an application by the Warrantholder or any other person entitled to the benefit of this Agreement requiring specific performance of any or all provisions hereof or enjoining the Company from continuing to commit any such breach of this Agreement.

(c) No Impairment of Rights. The Company will not, by amendment of its Charter or through any other means, avoid or seek to avoid the observance or performance of any of the terms of this Agreement, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the Warrantholder against impairment.

Execution Version

(d) Additional Documents. The Company, upon execution of this Agreement, shall provide the Warrantholder with a certified copy of resolutions of the Company’s board of directors evidencing approval of this Agreement and the reservation of the shares of Common Stock issuable upon exercise of the Warrant. Prior to the Initial Public Offering, the Company shall also supply documentation reasonably requested by the Warrantholder to evaluate whether to exercise this Warrant, including without limitation, (i) any merger/purchase/asset sale agreement and related documents and estimated payout allocations to each of the respective stockholders, warrant and option holders in connection with a Merger Event, (ii) the most recent capitalization tables, 409A valuations (if any), and board determination of share value (including any waterfall or per share allocations provided to the stockholders), and (iii) most recent Charter.

(e) Attorney’s Fees. In any litigation, arbitration or court proceeding between the Company and the Warrantholder relating hereto, the prevailing party shall be entitled to attorneys’ fees and expenses and all costs of proceedings incurred in enforcing this Agreement. For the purposes of this Section 12(e), attorneys’ fees shall include without limitation fees incurred in connection with the following: (i) contempt proceedings; (ii) discovery; (iii) any motion, proceeding or other activity of any kind in connection with an insolvency proceeding; (iv) garnishment, levy, and debtor and third party examinations; and (v) post-judgment motions and proceedings of any kind, including without limitation any activity taken to collect or enforce any judgment.

(f) Severability. In the event any one or more of the provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision, which comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provision.

(g) Notices. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication that is required, contemplated, or permitted under this Agreement or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by electronic mail or hand delivery if transmission or delivery occurs on a business day at or before 5:00 pm in the time zone of the recipient, or, if transmission or delivery occurs on a non-business day or after such time, the first business day thereafter, or the first business day after deposit with an overnight express service or overnight mail delivery service; or (ii) the third (3rd) calendar day after deposit in the United States mails, with proper first class postage prepaid, and shall be addressed to the party to be notified as follows:

If to the Warrantholder:

HERCULES TECHNOLOGY III, L.P.

Legal Department

Attention: Chief Legal Officer and Himani Bhalla

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

Telephone: 650-289-3060

with a copy to (which shall not constitute notice):

LATHAM & WATKINS LLP

Attention: Haim Zaltzman

140 Scott Drive

Menlo Park, CA 94025

Telephone: 650-328-4600

Execution Version

If to the Company:

TRICIDA, INC.

Attention: Legal Department

7000 Shoreline Court, Suite 201

South San Francisco, CA 94080

Telephone: (415) 988-2420

with a copy to (which shall not constitute notice):

SIDLEY AUSTIN LLP

Attention: Geoffrey W. Levin

787 Seventh Avenue

New York, NY 10019

Telephone: 212-839-5776

or to such other address as each party may designate for itself by like notice.

(h) Entire Agreement; Amendments. This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof, and supersedes and replaces in their entirety any prior proposals, term sheets, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof (including the Warrantholder’s proposal letter dated January 19, 2018). None of the terms of this Agreement may be amended except by an instrument executed by each of the parties hereto.

(i) Headings. The various headings in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provisions hereof.

(j) No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(k) No Waiver. No omission or delay by the Warrantholder at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by the Company at any time designated, shall be a waiver of any such right or remedy to which the Warrantholder is entitled, nor shall it in any way affect the right of the Warrantholder to enforce such provisions thereafter.

(l) Survival. All agreements, representations and warranties contained in this Agreement or in any document delivered pursuant hereto shall be for the benefit of the Warrantholder or Company, as applicable, and shall survive the execution and delivery of this Agreement and the expiration or other termination of this Agreement.

(m) Governing Law. This Agreement has been negotiated and delivered to Warrantholder in the State of California, and shall have been accepted by the Warrantholder in the State of California. Delivery of Common Stock to the Warrantholder by the Company under this Agreement is due in the State of California. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

Execution Version

(n) Consent to Jurisdiction and Venue. All judicial proceedings arising in or under or related to this Agreement may be brought in any state or federal court of competent jurisdiction located in the State of California. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to nonexclusive personal jurisdiction in San Mateo County, State of California; (b) waives any objection as to jurisdiction or venue in San Mateo County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement or the other Loan Documents. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 12(g), and shall be deemed effective and received as set forth in Section 12(g). Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

(o) Mutual Waiver of Jury Trial/ Judicial Reference.

(i) Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert Person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF THE COMPANY AND THE WARRANTHOLDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY THE COMPANY AGAINST THE WARRANTHOLDER OR ITS ASSIGNEE OR BY THE WARRANTHOLDER OR ITS ASSIGNEE AGAINST THE COMPANY. This waiver extends to all such Claims, including Claims that involve Persons other than Company and Warrantholder; Claims that arise out of or are in any way connected to the relationship between the Company and the Warrantholder; and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement.

(ii) If the waiver of jury trial set forth in Section 12(o)(i) above is ineffective or unenforceable, the parties agree that all Claims shall be resolved by reference to a private judge sitting without a jury, pursuant to California Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of San Mateo County, California. Such proceeding shall be conducted in San Mateo County, California, with California rules of evidence and discovery applicable to such proceeding.

(iii) In the event Claims are to be resolved by judicial reference, either party may seek from a court of competent jurisdiction identified in Section 12(n), any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.

(p) Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

[Remainder of Page Intentionally Left Blank]

Execution Version

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by its officers thereunto duly authorized as of the Effective Date.

COMPANY:	TRICIDA, INC.

	By:	/s/ Geoffrey Parker
	Name:	Geoffrey Parker
	Title:	Chief Financial Officer

WARRANTHOLDER:	HERCULES TECHNOLOGY III, L.P.,
a Delaware limited partnership

	By:	Hercules Technology SBIC Management, LLC,
its General Partner
	By:	Hercules Capital, Inc.,
its Manager

	By:	/s/ Zhuo Huang
	Name:	Zhuo Huang
	Title:	Associate General Counsel

Execution Version

EXHIBIT I

NOTICE OF EXERCISE

To:	Tricida, Inc.

(1)	The undersigned Warrantholder hereby elects to purchase [ ] shares of the Common Stock of Tricida, Inc., pursuant to the terms of the Warrant Agreement dated the 28th day of February, 2018 (the “Agreement”) between Tricida, Inc. and the Warrantholder, and [CASH PAYMENT: tenders herewith payment of the Purchase Price in full, together with all applicable transfer taxes, if any.] [NET ISSUANCE: elects pursuant to Section 3(a) of the Agreement to effect a Net Issuance.]

(2)	Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below.

(Name)

(Address)

WARRANTHOLDER:	HERCULES TECHNOLOGY III, L.P.,
a Delaware limited partnership

	By:	Hercules Technology SBIC Management, LLC,
its General Partner

	By:	Hercules Capital, Inc.,
its Manager

By:
Name:
Title:
Date:

Execution Version

EXHIBIT II

ACKNOWLEDGMENT OF EXERCISE

The undersigned Tricida, Inc., hereby acknowledge receipt of the “Notice of Exercise” from Hercules Technology III, L.P., to purchase [            ] shares of the Common Stock of Tricida, Inc., pursuant to the terms of the Warrant Agreement by and between Tricida, Inc. and Hercules Technology III, L.P., dated February 28, 2018 (the “Agreement”), and further acknowledges that [            ] shares of Common Stock remain subject to purchase under the terms of the Agreement.

COMPANY:	Tricida, Inc.

By:
Title:
Date:

EXHIBIT III

TRANSFER NOTICE

(To transfer or assign the foregoing Agreement execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Agreement and all rights evidenced thereby are hereby transferred and assigned to

(Please Print)

whose address is

Dated:
Holder’s Signature:
Holder’s Address:

Signature Guaranteed:

NOTE: The signature to this Transfer Notice must correspond with the name as it appears on the face of the Agreement, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Agreement.